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                                                                    Exhibit 99.1

                SONUS PHARMACEUTICALS RECEIVES FDA ACTION LETTER


BOTHELL, Washington, March 14, 2000--SONUS Pharmaceuticals, Inc. (Nasdaq:SNUS) announced today receipt of an action letter from the U.S. Food and Drug Administration (FDA) that extended the approvable status of EchoGen(R) (perflenapent injectable emulsion), the Company's first ultrasound contrast agent. SONUS had received an approvable letter for EchoGen in April 1999 indicating that the product could be approved once certain conditions are satisfied, and the Company submitted a response to the approvable letter in September 1999. In the new action letter received by SONUS, the FDA is requesting a reanalysis of certain data that may affect product labeling.

 "We are surprised by the FDA's request because we felt that we had addressed all of the FDA's concerns in our September 1999 submission and in subsequent conversations with agency reviewers. Our next step is to meet with the FDA to clarify the requests of the action letter and to discuss how we can best respond and the timeframe for our response. Our objective remains to move as quickly as possible to secure final approval of EchoGen," said Michael A. Martino, SONUS President and CEO.

The Company's application to the FDA is for the use of EchoGen in the echocardiographic evaluation of left ventricular endocardial border delineation and left ventricular chamber opacification. Echocardiography is a diagnostic ultrasound test of the heart used to identify abnormal cardiac function and structure. EchoGen has been administered to more than 2,200 patients and volunteers in worldwide clinical studies, including some studies of severely ill patients with congestive heart failure and chronic obstructive pulmonary disease. The side effects of EchoGen observed in clinical trials were mostly mild and transient and most occurred within 30 minutes of administration. The most frequent adverse reactions associated with the use of EchoGen are vasodilation/flushing (3.1%), headache (1.8%), and taste perversion (1.3%).

The European Commission issued marketing authorization for EchoGen in the 15 countries of the European Union in 1998 for use in patients with suspected or established cardiovascular disease. In Europe, EchoGen is approved for use in patients who have had previous inconclusive non-contrast studies to provide opacification of cardiac chambers and enhance left ventricular border delineation with resulting improvement in wall motion visualization. In 1999, SONUS received approval of manufacturing variations to the European marketing license which are required to launch EchoGen in Europe.

EchoGen is a fluorocarbon-based liquid emulsion that is changed into gas microbubbles upon syringe activation prior to injection into the bloodstream of a patient. EchoGen is highly reflective of ultrasound signals which enables clinicians to more clearly identify the border between the blood and the surrounding tissue being imaged. Better ultrasound images can give physicians more diagnostic information, potentially helping them make more accurate and confident diagnoses.

SONUS Pharmaceuticals, Inc., located in Bothell, Washington, is engaged in the research and development of proprietary ultrasound contrast agents and drug delivery systems for use in the diagnosis and treatment of heart disease, cancer and other debilitating conditions.

Contacts: Gregory Sessler or Pamela Dull, SONUS Pharmaceuticals, Inc., (425) 487-9500.

The Company's news releases and other corporate information are available on SONUS' web site at www.sonuspharma.com. News releases may also be obtained via fax by calling 800-758-5804, Ext. 108377.

Certain of the statements made in this news release are forward-looking such as those, among others, relating to the regulatory review process for EchoGen and benefits of ultrasound contrast agents. As discussed in the Company's annual report on Form 10-K filed February 29, 2000, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: there can be no assurance that SONUS can meet the requirements of the FDA action letter, or any subsequent conditions, in a timely manner if at all, or that EchoGen will ultimately receive regulatory approval; market acceptance of the Company's products will depend upon a number of factors, including safety, efficacy, ease of administration, the presence of competitive imaging products or technologies and the availability of reimbursement by third party payors.